UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Affymetrix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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Memorandum

DATE:	January 8, 2016	Affymetrix, Inc. 3420 Central Expressway Santa Clara, CA 95051 www.affymetrix.com
TO:	All Affymetrix Employees
FROM:	Frank Witney
SUBJECT:	Announced combination with Thermo Fisher Scientific

Dear Affymetrix employees,

Today, we announced that our Board of Directors has approved a transaction under which Affymetrix will be acquired by Thermo Fisher Scientific, the world leader in serving science. A copy of the press release issued this afternoon is attached to this email.

This transaction is a testament to the strength of our company, our employees, our products, and the innovation we have built together over the past two to three decades. Thermo Fisher’s interest in our company is driven by our position as a pioneer in microarray technology and a leader in genetic and cellular analysis. Together, we bring complementary technologies to create a global leader in biosciences and genetic analysis, creating significant value for all our key stakeholders.

Thermo Fisher has approximately 50,000 employees in 50 countries and revenue of $17 billion. The company’s mission is to enable its customers to make the world healthier, cleaner, and safer by providing technologies, products and services that help them to accelerate innovation and increase productivity. Upon completion of the transaction, Affymetrix will become part of Thermo Fisher’s Life Sciences Solutions Group, which is led by Mark Stevenson.

I am excited about the opportunities we will have as part of Thermo Fisher. Given Thermo Fisher’s scale and depth of capabilities, I have every reason to believe that the programs we initiated will continue to flourish, in some cases beyond what we could accomplish as a stand-alone company. The combination of technologies will no doubt lead to powerful and innovative new products and application solutions. Affymetrix will benefit from Thermo Fisher’s access to the biopharma industry through its unique customer value proposition, as well as its world-class e-commerce capabilities and extensive market channels. Thermo Fisher also significantly extends the commercial and geographic reach of our products, given its market presence and infrastructure in Asia-Pacific, particularly China.

Affymetrix and Thermo Fisher share a common culture of innovation and a strong focus on customers. In addition, Thermo Fisher is committed to employee development with numerous programs and opportunities that support ongoing training and career advancement. I believe Affymetrix employees will have many opportunities for professional growth as part of an industry-leading global business.

While this announcement is exciting, it is just the first step in a process. An integration planning team, led by representatives from both companies, will be established to plan the integration and assist with the transition process.

We will be going through required regulatory and stockholder approval processes over the next few months. We expect the transaction to close by the end of the second quarter of 2016. Until then, we will continue to operate our business independently and it will be business as usual. This means that each of us has an important responsibility to continue to focus on our goals and daily responsibilities and deliver on our strategic and financial objectives. I know I can count on you to do everything in your power to ensure that we stay focused on our core value of making and meeting commitments.

An announcement like this is going to draw attention from media, the financial community, and others who follow Affymetrix. As always, it is important for our company to speak with one voice. If you receive any inquiries about this transaction from members of the media or investment community, I ask that you immediately forward those requests to Doug Farrell, VP of Investor Relations. Inquiries from customers should be directed to the appropriate commercial manager or directly to David Weber, Chief Commercial Officer.

I also ask that you refrain from posting, re-posting, re-“tweeting” or the like any information about the proposed acquisition, including third party content, from your personal social media accounts due to regulatory and legal concerns. I thank you all in advance for your understanding and cooperation.

Global Town Halls and Additional Information

Please join me for an all-employee town hall to give you more detail on the transaction. You will be receiving meeting requests in Outlook shortly with the times and dial-in information.

We will be creating a space on AffyNet (link to be set up in the near future) where we will post the press release, documents, FAQs and other materials to provide you with additional details on the transaction as we know them. While the site is being set up, a set of employee FAQs is attached to this email. If you have any additional questions or concerns, you can also talk to your manager.

Today’s announcement results directly from Thermo Fisher’s recognition of the value of our product portfolio and our future growth prospects – all of which are made possible by your hard work, focus, and dedication. On behalf of the Board and the senior leadership team, I thank you for your continued dedication and your many contributions to the success of Affymetrix.

As we move through this process, we’ll continue to rely on you to focus on the work at hand, serve our partners and customers, and stay focused on our mission to accelerate the application of biology for a better world. This is an exciting time for Affymetrix and we should be proud of what we have accomplished as a team to make this day possible. Today marks a significant milestone for the future of our company, and I look forward to all that we will achieve together in the future as part of Thermo Fisher.

Sincerely,

Frank Witney

President & Chief Executive Officer

Additional Information

In connection with the proposed merger, Affymetrix will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Affymetrix’s website at investor.Affymetrix.com or by contacting Affymetrix’s investor relations department via e-mail at investor@affymetrix.com.

PARTICIPANTS IN THE SOLICITATION

Affymetrix and its directors, executive officers and other members of its management and employees as well as Thermo Fisher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Affymetrix’s stockholders with respect to the merger. Information about Affymetrix’s directors and executive officers and their ownership of Affymetrix’s common stock is set forth in the proxy statement for Affymetrix’s 2015 Annual Meeting of Stockholders and Affymetrix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2015 Annual Meeting of Stockholders. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Affymetrix’s directors and executive officers in the merger, which may be different than those of Affymetrix’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, which will be filed with the SEC.

Cautionary Statement Regarding Forward Looking Statements

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the proposed Affymetrix transaction may not materialize as expected; the Affymetrix transaction not being timely completed, if completed at all; prior to the completion of the transaction, Affymetrix’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities, difficulty retaining key employees, and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2014 and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended September 26, 2015, each of which is on file with the SEC and available in the “Investors” section of Thermo Fisher’s website under the heading “SEC Filings” and in other documents Thermo Fisher files with the SEC, and in Affymetrix’s Annual Report on Form 10-K for the year ended December 31, 2014 and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, each of which is on file with the SEC and available in the “Investors” section of Affymetrix’s website, www.Affymetrix.com, under the heading “SEC Filings” and in other documents Affymetrix files with the SEC. While Thermo Fisher or Affymetrix may elect to update forward-looking statements at some point in the future, Thermo Fisher and Affymetrix specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Affymetrix’s views as of any date subsequent to today.